Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of this              day of February, 2005 (the “Effective Date”) by and between Reptron Electronics, Inc., a Florida corporation (the “Company”), and Charles Pope (“Executive”). In consideration of the mutual covenants and agreements hereinafter contained, it is agreed by and between the parties as follows:

1. Employment, Services and Duties.

1.1 Employment. The Company agrees to employ Executive as Chief Financial Officer (“CFO”), and Executive accepts such employment upon the terms, covenants and conditions set forth herein. Executive’s first day of providing regularly scheduled employment services to the Company shall be on or about February 24, 2005 (the “Commencement Date”).

1.2 Duties. Executive will be employed as the CFO, reporting and subject to the supervision and control of the President and Chief Executive Officer (“CEO”) and/or Board of Directors of the Company. Executive shall (a) devote all of his professional time, attention, and energies to his positions, (b) use his best efforts to promote the interests of the Company; (c) perform faithfully, honestly and efficiently his responsibilities and duties to the satisfaction of the Company, and (d) refrain from any endeavor outside of his employment which interferes with his ability to perform his obligations hereunder. Executive additionally agrees to abide by any general employment guidelines or policies adopted by the Company such as those detailed in a Company’s handbook or communicated to the Company’s employees, as such guidelines or policies may be implemented and/or amended from time to time.

2. Term.

The term of Executive’s employment under this Agreement will begin on the Effective Date and continue for two (2) years, unless terminated sooner as herein provided. The parties agree that the employment relationship is “at-will” and may be terminated with or without Cause.

3. Compensation.

3.1 Base Salary. As payment for the services rendered by Executive under this Agreement, Executive shall receive a salary of Two Hundred Seven Thousand Dollars ($207,000) per year (“Base Salary”) beginning on the “Commencement Date,” earned and payable in regular installments in accordance with the customary payroll practices of the Company as such may be amended from time to time. Executive’s Base Salary shall be subject to such payroll deductions and tax withholdings as required by law or as are appropriate under the Company’s payroll deduction procedures and policies.

3.2 Bonus. While in the Chief Financial Officer position, Executive shall be eligible for a potential annual bonus as determined by the Company’s Compensation

Committee, in the exercise of its discretion, pursuant to any Bonus Plan adopted and approved by the Compensation Committee; provided, however, that Executive shall receive a minimum $20,000 annual bonus for fiscal year 2005 only. Any bonus for 2005 (including the minimum $20,000 bonus) shall be pro-rated to reflect the applicable percentage of the plan year that employee was employed and actively participating. In order to be eligible for any bonus, Executive must be employed by the Company on the bonus payment date. Any bonus payment shall be subject to such payroll deductions and tax withholdings as required by law or as are appropriate under the Company’s payroll deduction procedures and policies.

3.3 Stock Options. Executive will be granted a stock option to purchase 25,000 shares of the Company’s common stock on the Commencement Date, pursuant to the Reptron Electronics Stock Option Plan (the “Plan”). Such options shall (i) vest in installments of one-third on each anniversary of the grant date over a three (3) year period and shall be evidenced by a stock option grant agreement between Company and Executive in the standard form pursuant to the Plan, and (ii) shall automatically vest in their entirety upon a Change of Control (as defined herein) of the Company and the termination of Executive’s employment for any reason other than termination by the Company of such employment for cause.

The exercise price of this stock option will be at fair market value on the date of grant pursuant to the Plan.

3.4 Benefits. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i) Executive shall be eligible to participate (subject to any applicable waiting periods) in all employee benefit plans (including, but not limited to, qualified and nonqualified pension, medical, long-term disability and life insurance plans) maintained by the Company for the benefit of senior executives of the Company; and

(ii) Executive shall be entitled to four (4) weeks paid vacation (20 business days) in addition to scheduled holidays offered to the employees, provided however, any unused vacation days at the end of any fiscal year will be forfeited.

4. Termination.

Executive’s employment may be terminated pursuant to the following:

4.1 Termination for Cause. The Company may terminate Executive’s employment under this Agreement after written notice to Executive for Cause. For purposes of this Agreement, “Cause” will mean: (i) Executive’s conviction of a felony, a crime involving fraud, or a crime that would negatively affect the Company’s reputation if Executive remained in his position; (ii) dishonesty by Executive related to his or her employment; (iii) violation of a written Company policy; (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the President/CEO) or dereliction of duty by Executive; (v) Executive’s competition with the Company, diversion of any corporate opportunity, breach of fiduciary duty, conflict of interest, or self-dealing inuring to the Executive’s direct or indirect benefit and the Company’s detriment; (vi) intentional or grossly negligent conduct by Executive; or (vii) breach of this Agreement by Executive.

4.2 Termination Without Cause. The Company may terminate the employment of Executive and all of the Company’s obligations hereunder (except as expressly provided herein) at any time and for any reason or for no reason (“without Cause”).

4.3 Termination Due to Disability or Death. Executive’s employment shall be terminable immediately upon Executive’s death or disability. “Disability” is defined for purposes of this subsection as a condition that renders Executive unable to perform the essential functions of his employment hereunder with or without reasonable accommodation. The parties agree that due to the importance of Executive’s position with the Company, either an indefinite leave or a leave of absence in excess of 90 days within a twelve month period would cause an undue hardship to the Company and would not constitute a reasonable accommodation. Nothing in this Section is intended to violate any federal or State law regarding medical leave.

4.4 Voluntary Termination by Executive. Executive may terminate his employment with the Company at any time by giving the Company written notice of such termination, to be effective thirty (30) days following the giving of such written notice. The Company, at its election, may or may not require Executive to continue to perform his duties hereunder for all or some of such thirty (30) day notice period. Executive shall not be entitled to the severance payment described in Section 5 herein.

4.5 Termination by Mutual Agreement of the Parties. Executive’s employment pursuant to this Agreement may be terminated immediately at any time upon a mutual agreement in writing of the parties. Upon termination by mutual agreement, Executive shall not be entitled to the severance payment described in Section 5 herein.

5. Severance.

5.1 Upon termination of Executive’s employment under this Agreement by the Company without Cause (as defined hereunder) and provided that Executive signs a release and waiver Agreement, in form and substance satisfactory to the Company, then, in lieu of any further or other payments, the Company shall pay to the Executive severance equal to the lesser of (i) the total base salary of the balance of the term of this Agreement as of the time of termination; or (ii) his average monthly annual base salary1 for nine months. Such severance payments shall be made according to the Company’s normal payroll process spread out equally over the severance period. Post-termination, any violation of this Agreement and/or failure to sign the Release and Waiver Agreement shall immediately relieve the Company from its payment obligation under this paragraph and entitle it to recover any amounts paid under this paragraph.

[1]	The average annual monthly base salary shall be calculated using the average of the cash base salary compensation received by Executive in the twelve months prior to the date of termination.

5.2 (i) If the Company terminates the Executive’s employment (a) for Cause, or (b) due to Executive’s death or disability, or (ii) if the Executive terminates his employment, then the Company shall have no payment obligations to Executive besides paying his base salary through the date of termination and any unreimbursed business expenses that have been submitted in accordance with the Company’s policy.

6. Return of Documents.

Executive understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to him by the Company or used on Company’s behalf, or generated or obtained during the course of his employment shall remain the property of Company. Upon termination of this Agreement or at any other time upon the Company’s request, Executive agrees to return all documents and property belonging to the Company in his possession including, but not limited to, customer lists, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, information reasonably deemed confidential by the Company (including, without limitation, information subject to the confidentiality and trade secret provisions of this Agreement), books, notes and all copies thereof, whether in written, electronic or other form. In addition, Executive shall certify to the Company in writing as of the effective date of termination that none of the property, documents or business records belonging to the Company is in his possession, remain under his control, or have been transferred to any third person.

7. Confidential Information.

(a) Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes “trade secrets” under applicable laws and, that unauthorized disclosure or unauthorized use of the Company’s Confidential Information would irreparably injure the Company.

(b) Both during the term of Executive’s employment and after the termination of Executive’s employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive’s employment), disclose any Confidential Information to any person or entity (except other employees of the Company, or any attorneys, accountants, consultants, or other professionals, who have a need to know the information in connection with the performance of their employment or other professional duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company’s premises, without the prior written consent of the President/CEO, or permit any other person to do so. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive. Notwithstanding any other provision herein to the contrary, Executive shall have the right to take such actions with respect to the Confidential Information as may be necessary or appropriate to carry out his responsibilities, including, but not limited to, making copies of Confidential Information and transporting Confidential Information away from the Company’s premises.

(c) Upon the termination of Executive’s employment with the Company for any reason, and upon request of the Company at any other time, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Executive shall certify to the Company in writing that all such materials have been returned.

(d) As used in this Agreement, the term “Confidential Information” shall mean any information or material known to or used by or for the Company (whether or not owned or developed by the Companies and whether or not developed by Executive) that is not generally known to the public. Confidential Information includes, but is not limited to, the following: all trade secrets of the Companies; all information that the Companies have marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning the Companies’ products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Companies; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Companies; all computer hardware or software manuals; all training or instruction manuals; and all data and all computer system passwords and user codes.

(e) Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 7 and that Executive’s breach of the provisions of this Section 7 could materially damage the Company. Because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that this Section 7 may be enforced by the Company, in the event of Executive’s breach or threatened breach, by injunctions and restraining orders.

8. Non-Competition Agreement.

(a) Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this

Section 8 and that Executive’s breach of the provisions of this Section 8 could materially damage the Company. Subject to the further provisions of this Agreement and in consideration of the Company’s agreement to provide Executive access to Confidential Information as defined in Section 7(d) herein, Executive will not, during the term of his employment with the Company, and for a period of one (1) year, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

(i) engage, as an employee, officer, director, shareholder, owner, partner, joint venturer, or in any managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business that competes with the Company or any majority-owned subsidiary or affiliate of the Company (collectively, the “Companies”);

(ii) solicit any person who is, at that time, an employee of any of the Companies for the purpose or with the intent of enticing such employee away from or out of the employ of any of the Companies;

(iii) solicit any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of any of the Companies for the purpose of soliciting or selling products or services in direct competition with any of the Companies;

(iv) solicit any prospective acquisition candidate, on Executive’s own behalf or on behalf of any competitor, which candidate was, to Executive’s knowledge, within the preceding one year, either called upon by any of the Companies or for which any of the Companies made an acquisition analysis, for the purpose of acquiring such entity; or

(v) disclose customers, whether in existence or proposed, of any of the Companies to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that any of the Companies has in the past disclosed such information to the public for valid business reasons.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment (i) not more than 1% of the capital stock of a competing business, whose stock is traded on a nationals securities exchange, the NASDAQ Stock Market or similar market or (ii) not more than 5% of the capital stock of a competing business whose stock is not publicly traded unless the Board consents to such acquisition.

(b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that foregoing covenant may be enforced by the Company, in the event of breach by him, by injunctions and restraining orders.

(c) It is agreed by the parties that the foregoing covenants in this Section 8 impose a reasonable restraint on Executive in light of the activities and business of the Companies on the date of the execution of this Agreement and the current plans of the Companies; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Companies throughout the term of this Agreement.

(d) The covenants in this Section 8 are severable and separate, and the unenforceability of any specific covenants shall not affects the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(e) All of the covenants in this Section 8 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of one (1) year (subject to the further provisions of this Agreement), during which the agreements and covenants of Executive made in this Section 8 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 8.

(f) The Company and Executive hereby agree that this covenant is a material and substantial part of this Agreement.

9. Prior Employment.

Executive warrants and represents to the Company that: (a) he will not, in performing services for the Company, make use of information which is the property of and/or confidential to any previous employer or other person or entity for whom Executive has performed services; and (b) Executive is not subject to any restriction, limitation or covenant that would prevent Executive from carrying out his duties for the Company.

10. Change in Control.

For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if the event set forth in paragraph (a) or (b) below shall have occurred:

(a) The stockholders of the Company approve a merger, consolidation, or share exchange of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger, consolidation, or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirement, other than a merger, consolidation, or share exchange that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation, or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation, or share exchange; or

(b) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Upon a Change of Control (as defined herein), Executive will be entitled to his severance (as described in Section 5), whether or not he remains in the employment of the Company after such Change of Control.

11. Release of Claims.

As a precondition to receipt of the severance provided in Section 5 of this Agreement, Executive acknowledges and understands that he must sign a Waiver and Release of Claims Agreement in form and substance satisfactory to the Company. Executive understands that he will not be entitled to receive any severance payments under this Agreement until he executes and delivers the Waiver and Release of Claims Agreement, and the revocation period set forth in the Waiver and Release of Claims Agreement has run.

12. Transitional Assistance.

During the severance period, Executive agrees to provide the Company with any reasonable assistance requested by the Company without the necessity of any additional payment to Executive.

13. Assignment.

This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Executive. The Company shall be entitled to assign this Agreement, including but not limited to Sections 7 and 8 herein, to any other person or entity.

14. Severability.

Should any term, provision, covenant or condition of this Agreement be held to be void or invalid, the same shall not affect any other term, provision, covenant or condition of this Agreement, but such remainder shall continue in full force and effect as though each such voided term, provision, covenant or condition is not contained herein.

15. Governing Law and Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be carried out in Florida. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Tampa, Florida in any action or proceeding arising out of or relating to this Agreement and further agrees not be bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner so provided by law.

16. Binding Agreement.

This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns.

17. Captions.

The section captions herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

18. Entire Agreement.

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior agreements, written or oral, with the Company. Any such prior agreements are hereby terminated and of no further effect. No modification of a specific term of this Agreement shall be valid unless made by the CEO/President of the Company. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

19. Notice.

All notices under this Agreement shall be in writing (including, without limitation, telegraphic, telex, telecopy, or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to the Company:	Reptron Electronics, Inc.
13700 Reptron Boulevard
Tampa, Florida 33626
Attn: President/CEO

With a copy or copies to such other persons as the President/CEO may designate to Executive in writing from time to time.

If to Executive:	Charles Pope
[INSERT ADDRESS]

20. Attorneys’ Fees.

In the event that any party shall bring an action, arbitration or proceeding in connection with the performance, breach or interpretation of this Agreement, then the prevailing party in such action, arbitration or proceeding as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party all reasonable costs and expenses of such action, arbitration or proceeding, including reasonable attorneys’ fees, court costs, costs of investigation, expert witness fees and other costs reasonably related to such proceedings.

21. Survival.

Executive agrees that his obligations under Sections 7 and 8 of this Agreement shall survive any termination of his employment or this Agreement, regardless of the reason, or lack thereof, for such termination or the amount of any compensation received by Executive in connection therewith.

22. Acknowledgment.

Executive acknowledges that he has read this Agreement, he has been encouraged to consult with an attorney representing him regarding the terms and conditions hereof, and that he accepts and signs this Agreement as his own free act and in full understanding of its present and future legal effect.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year above written.

REPTRON ELECTRONICS, INC.		CHARLES POPE
/s/ Paul Plante		/s/ Charles Pope
By:	Paul Plante	Charles Pope
Title:	President and CEO